PRICING SUPPLEMENT dated January 21, 2025

(To the Product Supplement No. WF2 dated December 20, 2023, the Underlying Supplement No. 1A dated May 16, 2024 and the Prospectus Supplement and the Prospectus, each dated December 20, 2023)

Registration Statement No. 333-275898 Filed Pursuant to Rule 424(b)(2)

Royal Bank of Canada Senior Global Medium-Term Notes, Series J
$952,000 Market Linked Notes—Leveraged Upside Participation with Averaging and Principal Return at Maturity Notes Linked to the Dow Jones Industrial Average® due January 26, 2028

■  Linked to the Dow Jones Industrial Average® (the “Index”)

■  Unlike ordinary debt securities, the notes do not pay interest. Instead, the notes provide for a maturity payment amount that may be greater than or equal to the principal amount of the notes, depending on the performance of the Index from the starting value to the average ending value. The maturity payment amount will reflect the following terms:

■  If the average ending value of the Index is greater than the starting value, you will receive the principal amount plus a positive return equal to 106.5% of the percentage increase from the starting value to the average ending value.

■  If the average ending value of the Index is less than or equal to the starting value, you will receive the principal amount, but you will not receive any positive return on your investment.

■   The average ending value of the Index is based on the arithmetic average of the closing values of the Index on specified dates occurring quarterly during the term of the notes.

■  Repayment of principal at maturity regardless of Index performance (subject to issuer credit risk)

■  All payments on the notes are subject to credit risk, and you will have no ability to pursue the issuer of any securities included in the Index for payment; if Royal Bank of Canada, as issuer, defaults on its obligations, you could lose some or all of your investment.

■  No periodic interest payments or dividends

■  No exchange listing; designed to be held to maturity

The initial estimated value of the notes determined by us as of the pricing date, which we refer to as the initial estimated value, is $954.21 per note and is less than the public offering price. The market value of the notes at any time will reflect many factors, cannot be predicted with accuracy and may be less than this amount. We describe the determination of the initial estimated value in more detail below.

The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” beginning on page PS-8 herein and “Risk Factors” beginning on page P-5 of the accompanying product supplement.

The notes are the unsecured obligations of Royal Bank of Canada, and, accordingly, all payments on the notes are subject to the credit risk Royal Bank of Canada. If Royal Bank of Canada, as issuer, defaults on its obligations, you could lose some or all of your investment.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory body has approved or disapproved of the notes or passed upon the adequacy or accuracy of this pricing supplement. Any representation to the contrary is a criminal offense. The notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality. The notes are not bail-inable notes and are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

	Original Offering Price	Agent Discount(1)(2)	Proceeds to Royal Bank of Canada
Per Note	$1,000.00	$33.25	$966.75
Total	$952,000	$31,654	$920,346
(1)	Wells Fargo Securities, LLC is the agent for the distribution of the notes and is acting as principal. See “Terms of the Notes—Agent” and “Estimated Value of the Notes” in this pricing supplement for further information.

(2)	In addition to the forgoing, in respect of certain notes sold in this offering, our affiliate, RBC Capital Markets, LLC (“RBCCM”), may pay a fee of up to $3.00 per note to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

Wells Fargo Securities

Market Linked Notes—Leveraged Upside Participation with Averaging and Principal Return at Maturity

Notes Linked to the Dow Jones Industrial Average® due January 26, 2028

Terms of the Notes
Issuer:	Royal Bank of Canada
Market Measure:	The Dow Jones Industrial Average® (the “Index”)
Pricing Date:	January 21, 2025
Issue Date:	January 24, 2025
Final Calculation Day*:	January 21, 2028
Stated Maturity Date*:	January 26, 2028
Calculation Days*:	Quarterly, on the 21st day of each January, April, July and October, commencing April 2025 and ending January 2028, provided that the January 2028 calculation day will be the final calculation day
Principal Amount:	$1,000 per note. References in this pricing supplement to a “note” are to a note with a principal amount of $1,000.
Maturity Payment Amount:

On the stated maturity date, you will be entitled to receive a cash payment per note in U.S. dollars equal to the maturity payment amount. The “maturity payment amount” per note will equal:

•      if the average ending value is greater than the starting value:

$1,000 + ($1,000 × average index return × upside participation rate); or

•      if the average ending value is less than or equal to the starting value: $1,000

All payments on the notes are subject to our credit risk.

Upside Participation Rate:	106.5%
Average Index Return:	The “average index return” is the percentage change from the starting value to the average ending value, measured as follows: average ending value – starting value starting value
Starting Value:	44,025.81, the closing value of the Index on the pricing date
Average Ending Value:	The “average ending value” will be the arithmetic average of the closing values of the Index on the calculation days.
Closing Value:	Closing value has the meaning assigned to “closing level” set forth under “General Terms of the Notes—Certain Terms for Notes Linked to an Index—Certain Definitions” in the accompanying product supplement.
Calculation Agent:	RBC Capital Markets, LLC (“RBCCM”)
Material Tax Consequences:	For a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the notes, see the discussions in “United States Federal Income Tax Considerations” below and in the section entitled “United States Federal Tax Considerations” in the product supplement. For a discussion of the material Canadian federal income tax consequences relating to the notes, please see the section of the product supplement, “Canadian Federal Income Tax Consequences.”
Agent:

Wells Fargo Securities, LLC (“WFS”). The agent will receive the agent discount set forth on the cover page of this pricing supplement. The agent may resell the notes to other securities dealers at the original offering price of the notes less a concession not in excess of $22.50 per note. Such securities dealers may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC). In addition to the concession allowed to WFA, WFS may pay $0.75 per note of the agent’s discount to WFA as a distribution expense fee for each note sold by WFA.

In addition to the forgoing, in respect of certain notes sold in this offering, our affiliate, RBCCM, may pay a fee of up to $3.00 per note to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers. We or one of our affiliates will also pay an expected fee to a broker-dealer that is unaffiliated with us for providing certain electronic platform services with respect to this offering.

Market Linked Notes—Leveraged Upside Participation with Averaging and Principal Return at Maturity

Notes Linked to the Dow Jones Industrial Average® due January 26, 2028

WFS and/or RBCCM, and/or one or more of their respective affiliates, expects to realize hedging profits projected by their proprietary pricing models to the extent they assume the risks inherent in hedging our obligations under the notes. If WFS or any other dealer participating in the distribution of the notes or any of their affiliates conducts hedging activities for us in connection with the notes, that dealer or its affiliates will expect to realize a profit projected by its proprietary pricing models from those hedging activities. Any such projected profit will be in addition to any discount, concession or fee received in connection with the sale of the notes to you.
Denominations:	$1,000 and any integral multiple of $1,000
CUSIP:	78017KLG5

*	Each calculation day (including the final calculation day) is subject to postponement due to non-trading days and the occurrence of a market disruption event. In addition, the stated maturity date will be postponed if the final calculation day is postponed and will be adjusted for non-business days. For more information regarding adjustments to the calculation days and the stated maturity date, see “General Terms of the Notes—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Notes Linked to a Single Market Measure” and “—Payment Dates” in the accompanying product supplement. In addition, for information regarding the circumstances that may result in a market disruption event, see “General Terms of the Notes—Certain Terms for Notes Linked to an Index—Market Disruption Events” in the accompanying product supplement.

Market Linked Notes—Leveraged Upside Participation with Averaging and Principal Return at Maturity

Notes Linked to the Dow Jones Industrial Average® due January 26, 2028

Additional Information about the Issuer and the Notes

You should read this pricing supplement together with the prospectus dated December 20, 2023, as supplemented by the prospectus supplement dated December 20, 2023, relating to our Senior Global Medium-Term Notes, Series J, of which the notes are a part, the underlying supplement no. 1A dated May 16, 2024 and the product supplement no. WF2 dated December 20, 2023. This pricing supplement, together with these documents, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement and the documents listed below. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. These documents are an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in each such document is current only as of its date.

If the information in this pricing supplement differs from the information contained in the documents listed below, you should rely on the information in this pricing supplement.

You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the documents listed below, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated December 20, 2023: https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm

•	Prospectus Supplement dated December 20, 2023: https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm

•	Underlying Supplement No. 1A dated May 16, 2024: https://www.sec.gov/Archives/edgar/data/1000275/000095010324006773/dp211259_424b2-us1a.htm

•	Product Supplement No. WF2 dated December 20, 2023: https://www.sec.gov/Archives/edgar/data/1000275/000114036123058584/ef20016917_424b5.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this pricing supplement, “Royal Bank of Canada,” the “Bank,” “we,” “our” and “us” mean only Royal Bank of Canada.

Market Linked Notes—Leveraged Upside Participation with Averaging and Principal Return at Maturity

Notes Linked to the Dow Jones Industrial Average® due January 26, 2028

Estimated Value of the Notes

The initial estimated value of the notes is based on the value of our obligation to make the payments on the notes, together with the mid-market value of the derivative embedded in the terms of the notes. Our estimate is based on a variety of assumptions, including our internal funding rate (which represents a discount from our credit spreads), expectations as to dividends, interest rates and volatility, and the expected term of the notes.

The notes are our debt securities. As is the case for all of our debt securities, including our structured notes, the economic terms of the notes reflect our actual or perceived creditworthiness. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under structured notes at a rate that is lower than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. The lower internal funding rate, the agent discount and the hedging-related costs relating to the notes reduce the economic terms of the notes to you and result in the initial estimated value for the notes being less than their original issue price. Unlike the initial estimated value, any value of the notes determined for purposes of a secondary market transaction may be based on a secondary market rate, which may result in a lower value for the notes than if our initial internal funding rate were used.

In order to satisfy our payment obligations under the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with the agent, RBCCM and/or one of their respective affiliates. The terms of these hedging arrangements may take into account a number of factors, including our creditworthiness, interest rate movements, volatility and the tenor of the notes. The economic terms of the notes and the initial estimated value depend in part on the terms of these hedging arrangements. Our cost of hedging will include the projected profit that we or our counterparty(ies) expect to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. Because hedging our obligations entails risks and may be influenced by market forces beyond our or our counterparty(ies)’ control, such hedging may result in a profit that is more or less than expected, or could result in a loss.

See “Selected Risk Considerations—Risks Relating To The Estimated Value Of The Notes And Any Secondary Market—The Initial Estimated Value Of The Notes Is Less Than The Original Offering Price” below.

Any price that the agent or RBCCM makes available from time to time after the original issue date at which it would be willing to purchase the notes will generally reflect the agent’s or RBCCM’s estimate of their value, as applicable, less a customary bid-ask spread for similar trades and the cost of unwinding any related hedge transactions. That estimated value will be based upon a variety of factors, including then prevailing market conditions and our creditworthiness. However, for a period of three months after the original issue date, the price at which the agent or RBCCM may purchase the notes is expected to be higher than the price that would be determined based on the agent’s or RBCCM’s valuation, respectively, at that time less the bid-ask spread and hedging unwind costs referenced above. This is because, at the beginning of this period, that price will not include certain costs that were included in the original offering price, particularly a portion of the agent discount and commission (not including the selling concession) and the expected profits that we or our hedging counterparty(ies) expect to receive from our hedging transactions. As the period continues, these costs are expected to be gradually included in the price that the agent or RBCCM would be willing to pay, and the difference between that price and the price that would be determined based on the agent’s or RBCCM’s valuation of the notes, as applicable, less a bid-ask spread and hedging unwind costs will decrease over time until the end of this period. After this period, if the agent or RBCCM continues to make a market in the notes, the prices that it would pay for them are expected to reflect the agent’s or RBCCM’s estimated value, respectively, less the bid-ask spread and hedging unwind costs referenced above. In addition, the value of the notes shown on your account statement will generally reflect the price that the agent or RBCCM, as applicable, would be willing to pay to purchase the notes at that time.

Market Linked Notes—Leveraged Upside Participation with Averaging and Principal Return at Maturity

Notes Linked to the Dow Jones Industrial Average® due January 26, 2028

Investor Considerations

The notes are not appropriate for all investors. The notes may be an appropriate investment for investors who:

▪	seek 106.5% leveraged exposure to the average performance of the Index if the average ending value is greater than the starting value, where the average ending value is based on the arithmetic average of the closing values of the Index on specified dates occurring quarterly during the term of the notes;

▪	are willing to accept the risk that, if the average ending value is less than or equal to the starting value, they will receive only the principal amount of their notes at maturity;

▪	are willing to forgo interest payments on the notes and dividends on the securities included in the Index; and

▪	are willing to hold the notes until maturity.

The notes may not be an appropriate investment for investors who:

▪	seek a liquid investment or are unable or unwilling to hold the notes to maturity;

▪	are unwilling to purchase notes with an estimated value as of the pricing date that is lower than the original offering price and that may be as low as the lower estimated value set forth on the cover page;

▪	are unwilling to accept the risk that, if the average ending value is less than or equal to the starting value, they will receive only the principal amount of their notes at maturity;

▪	seek exposure to the upside performance of the Index as measured solely from the pricing date to a date near stated maturity;

▪	seek current income over the term of the notes;

▪	are unwilling to accept the risk of exposure to the Index;

▪	seek exposure to the Index but are unwilling to accept the risk/return trade-offs inherent in the maturity payment amount for the notes;

▪	are unwilling to accept the credit risk of Royal Bank of Canada to obtain exposure to the Index generally, or to the exposure to the Index that the notes provide specifically; or

▪	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the notes are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the notes in light of your particular circumstances. You should also review carefully the “Selected Risk Considerations” herein and the “Risk Factors” in the accompanying product supplement for risks related to an investment in the notes. For more information about the Index, see “The Dow Jones Industrial Average®” below.

Market Linked Notes—Leveraged Upside Participation with Averaging and Principal Return at Maturity

Notes Linked to the Dow Jones Industrial Average® due January 26, 2028

Determining Payment at Stated Maturity

On the stated maturity date, you will receive a cash payment per note (the maturity payment amount) calculated as follows:

Market Linked Notes—Leveraged Upside Participation with Averaging and Principal Return at Maturity

Notes Linked to the Dow Jones Industrial Average® due January 26, 2028

Selected Risk Considerations

An investment in the notes involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes. Some of the risks that apply to an investment in the notes are summarized below, but we urge you to read also the “Risk Factors” sections of the accompanying prospectus, prospectus supplement and product supplement. You should not purchase the notes unless you understand and can bear the risks of investing in the notes.

Risks Relating To The Terms And Structure Of The Notes

You May Not Receive Any Positive Return On Your Investment In The Notes.

We will not repay you a fixed amount on the notes on the stated maturity date. The maturity payment amount will depend on the direction of and percentage change in the average ending value relative to the starting value and the other terms of the notes. Because the value of the Index will be subject to market fluctuations, the average ending value may be less than or equal to the starting value, in which case you will receive only the principal amount of your notes at stated maturity. Even if the average ending value is greater than the starting value, the maturity payment amount may only be slightly greater than the principal amount, and your yield on the notes may be less than the yield you would earn if you bought a traditional interest-bearing debt security of Royal Bank of Canada or another issuer with a similar credit rating with the same stated maturity date.

The Potential For A Positive Return On The Notes At Stated Maturity Is Based On The Average Performance Of The Index During The Term Of The Notes, Which May Be Less Favorable Than The Performance Of The Index As Measured From The Starting Value To Its Closing Value At Or Near Stated Maturity.

The potential for a positive return on the notes at stated maturity is based on the average ending value, which will be calculated by reference to the arithmetic average of the closing values of the Index on calculation days occurring quarterly over the term of the notes. The average ending value, as so calculated, may be less than the closing value of the Index at or near stated maturity. If the average ending value is less than the closing value of the Index at or near stated maturity, the average performance of the Index that is measured for purposes of the notes will be less favorable than the performance of the Index as measured from the starting value to its closing value at or near stated maturity, which we refer to as its “point-to-point” performance. As a result, the return on the notes may underperform the point-to-point performance of the Index and, therefore, may underperform the return that would have been achieved on a direct investment in the Index held over the term of the notes.

For example, if the closing value of the Index increases at a more or less steady rate over the term of the notes, the average ending value will be less than the closing value of the Index at or near stated maturity, and the average performance of the Index as measured for purposes of the notes will be less than its point-to-point performance. This underperformance will be especially significant if there is a significant increase in the closing value of the Index later in the term of the notes. In addition, because of the way the average ending value is calculated, it is possible that you will not receive any positive return on your investment at stated maturity even if the closing value of the Index at or near stated maturity is significantly greater than the starting value. One scenario in which this may occur is when the closing value of the Index declines early in the term of the notes and increases significantly later in the term of the notes. You should not invest in the notes unless you understand and are willing to accept the return characteristics associated with the averaging feature of the notes.

The Notes Do Not Pay Interest, And Your Return On The Notes May Be Lower Than The Return On A Conventional Debt Security Of Comparable Maturity.

There will be no periodic interest payments on the notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The return that you will receive on the notes, which could be zero, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you purchased one of our conventional senior interest-bearing debt securities.

Payments On The Notes Are Subject To Our Credit Risk, And Market Perceptions About Our Creditworthiness May Adversely Affect The Market Value Of The Notes.

The notes are our senior unsecured debt securities, and your receipt of any amounts due on the notes is dependent upon our ability to pay our obligations as they come due. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment. In addition, any negative changes in market perceptions about our creditworthiness may adversely affect the market value of the notes.

You May Be Required To Recognize Taxable Income On The Notes Prior To Maturity.

If you are a U.S. investor in a note, under the treatment of a note as a contingent payment debt instrument, you will generally be required to recognize taxable interest income in each year that you hold the note. In addition, any gain you recognize under the rules applicable to contingent payment debt instruments will generally be treated as ordinary interest income rather than capital gain. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Tax Considerations” in the accompanying product supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes.

Market Linked Notes—Leveraged Upside Participation with Averaging and Principal Return at Maturity

Notes Linked to the Dow Jones Industrial Average® due January 26, 2028

Risks Relating To The Estimated Value Of The Notes And Any Secondary Market

There May Not Be An Active Trading Market For The Notes And Sales In The Secondary Market May Result In Significant Losses.

There may be little or no secondary market for the notes. The notes will not be listed on any securities exchange. Either (a) the agent and/or its affiliates or (b) RBCCM and our other affiliates may make a market for the notes; however, they are not required to do so and, if they choose to do so, may stop any market-making activities at any time. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which the agent, RBCCM or any of their respective affiliates, as applicable, is willing to buy the notes. At this time, we do not expect both the agent (and/or its affiliates) and RBCCM (and our other affiliates) to attempt to make a market for the notes at the same time. The agent’s and RBCCM’s valuations of the notes may differ, and consequently the price at which you may be able to sell the notes, if at all, may differ (and may be lower) depending on whether the agent or RBCCM is purchasing notes at that time. Even if a secondary market for the notes develops, it may not provide enough liquidity to allow you to easily trade or sell the notes. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your notes in any secondary market could be substantial. If you sell your notes before maturity, you may have to do so at a substantial discount from the price that you paid for them, and as a result, you may suffer significant losses. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

The Initial Estimated Value Of The Notes Is Less Than The Original Offering Price.

The initial estimated value of the notes is less than the original offering price of the notes and does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the notes in any secondary market (if any exists) at any time. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the value of the Index, the internal funding rate we pay to issue notes of this kind (which is lower than the rate at which we borrow funds by issuing conventional fixed rate debt) and the inclusion in the original offering price of the agent discount, our or our hedge counterparty(ies)’ estimated profit and the estimated costs related to our hedging of the notes. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the agent discount, our or our hedge counterparty(ies)’ estimated profit or the hedging costs relating to the notes. In addition, any price at which you may sell the notes is likely to reflect customary bid-ask spreads for similar trades. In addition to bid-ask spreads, the value of the notes determined for any secondary market price is expected to be based on a secondary market rate rather than the internal funding rate used to price the notes and determine the initial estimated value. As a result, the secondary market price will be less than if the internal funding rate was used. Moreover, if the agent is making a market for the notes, any secondary market price will be based on the agent’s valuation of the notes, which may differ from (and may be lower than) the valuation that we would determine for the notes at that time based on the methodology by which we determined the initial estimated value range set forth on the cover page of this pricing supplement.

For a limited period of time after the original issue date, the agent or RBCCM may purchase the notes at a price that is greater than the price that would otherwise be determined at that time as described in the preceding paragraph. However, over the course of that period, assuming no changes in any other relevant factors, the price you may receive if you sell your notes is expected to decline.

The Initial Estimated Value Of The Notes Is Only An Estimate, Calculated As Of The Time The Terms Of The Notes Are Set.

The initial estimated value of the notes is based on the value of our obligation to make the payments on the notes, together with the mid-market value of the derivative embedded in the terms of the notes. Our estimate is based on a variety of assumptions, including our internal funding rate (which represents a discount from our credit spreads), expectations as to dividends on the securities included in the Index, interest rates and volatility, and the expected term of the notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities, including the agent in connection with determining any secondary market price for the notes, may value the notes or similar notes at a price that is significantly different than we do.

The value of the notes at any time after the pricing date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of the notes.

The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the notes prior to stated maturity will be affected by the then-current value of the Index, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which we refer to as the “derivative component factors,” and which are described in more

Market Linked Notes—Leveraged Upside Participation with Averaging and Principal Return at Maturity

Notes Linked to the Dow Jones Industrial Average® due January 26, 2028

detail in the accompanying product supplement, are expected to affect the value of the notes: Index performance; interest rates; volatility of the Index; time remaining to maturity; and dividend yields on the securities included in the Index. When we refer to the “value” of your note, we mean the value you could receive for your note if you are able to sell it in the open market before the stated maturity date.

In addition to the derivative component factors, the value of the notes will be affected by actual or anticipated changes in our creditworthiness. You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the notes attributable to another factor, such as a change in the value of the Index. Because numerous factors are expected to affect the value of the notes, changes in the value of the Index may not result in a comparable change in the value of the notes.

Risks Relating To Conflicts Of Interest

Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

You should be aware of the following ways in which our economic interests and those of any dealer participating in the distribution of the notes, which we refer to as a “participating dealer,” are potentially adverse to your interests as an investor in the notes. In engaging in certain of the activities described below and as discussed in more detail in the accompanying product supplement, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the notes, and in so doing they will have no obligation to consider your interests as an investor in the notes. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the notes.

•	The calculation agent is our affiliate and may be required to make discretionary judgments that affect the return you receive on the notes. RBCCM, which is our affiliate, will be the calculation agent for the notes. As calculation agent, RBCCM will determine any values of the Index and make any other determinations necessary to calculate any payments on the notes. In making these determinations, RBCCM may be required to make discretionary judgments that may adversely affect any payments on the notes. See the sections entitled “General Terms of the Notes—Certain Terms for Notes Linked to an Index—Market Disruption Events,” “—Adjustments to an Index” and “—Discontinuance of an Index” in the accompanying product supplement. In making these discretionary judgments, the fact that RBCCM is our affiliate may cause it to have economic interests that are adverse to your interests as an investor in the notes, and RBCCM’s determinations as calculation agent may adversely affect your return on the notes.

•	The estimated value of the notes was calculated by us and is therefore not an independent third-party valuation.

•	Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the notes and may adversely affect the value of the Index.

•	Business activities of our affiliates or any participating dealer or its affiliates with the companies whose securities are included in the Index may adversely affect the value of the Index.

•	Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the value of the Index.

•	Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the value of the Index.

•	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or fee, creating a further incentive for the participating dealer to sell the notes to you.

Risks Relating To The Index

The Maturity Payment Amount Will Depend Upon The Performance Of The Index And Therefore The Notes Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

•	Investing In The Notes Is Not The Same As Investing In The Index. Investing in the notes is not equivalent to investing in the Index. As an investor in the notes, your return will not reflect the return you would realize if you actually owned and held the securities included in the Index for a period similar to the term of the notes because you will not receive any dividend payments, distributions or any other payments paid on those securities. As a holder of the notes, you will not have any voting rights or any other rights that holders of the securities included in the Index would have.

•	Historical Values Of The Index Should Not Be Taken As An Indication Of The Future Performance Of The Index During The Term Of The Notes.

Market Linked Notes—Leveraged Upside Participation with Averaging and Principal Return at Maturity

Notes Linked to the Dow Jones Industrial Average® due January 26, 2028

•	Changes That Affect The Index May Adversely Affect The Value Of The Notes And The Maturity Payment Amount.

•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Index.

•	We And Our Affiliates Have No Affiliation With The Index Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.

Market Linked Notes—Leveraged Upside Participation with Averaging and Principal Return at Maturity

Notes Linked to the Dow Jones Industrial Average® due January 26, 2028

Hypothetical Examples and Returns

The return table and examples below illustrate the maturity payment amount for a $1,000 principal amount note on a hypothetical offering of notes under various scenarios, with the assumptions set forth in the table below. The terms used for purposes of these hypothetical examples do not represent the actual starting value. The hypothetical starting value of 100.00 has been chosen for illustrative purposes only and does not represent the actual starting value. The actual starting value is set forth under “Terms of the Notes” above. For historical data regarding the actual closing levels of the Index, see the historical information set forth below. The return table and examples below assume that an investor purchases the notes for $1,000 per note. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis. The actual maturity payment amount and resulting pre-tax total rate of return will depend on the actual terms of the notes. In order to more clearly present the hypothetical movements of the Index, the graphs accompanying the hypothetical calculations use different scales for the closing value on the vertical axis.

Hypothetical Starting Value:	100.00
Upside Participation Rate:	106.5%

Market Linked Notes—Leveraged Upside Participation with Averaging and Principal Return at Maturity

Notes Linked to the Dow Jones Industrial Average® due January 26, 2028

Hypothetical Returns

Hypothetical average ending value	Hypothetical average index return	Hypothetical maturity payment amount per note	Hypothetical pre-tax total rate of return(1)
200.00	100.00%	$2,065.00	106.500%
175.00	75.00%	$1,798.75	79.875%
150.00	50.00%	$1,532.50	53.250%
140.00	40.00%	$1,426.00	42.600%
130.00	30.00%	$1,319.50	31.950%
120.00	20.00%	$1,213.00	21.300%
110.00	10.00%	$1,106.50	10.650%
105.00	5.00%	$1,053.25	5.325%
102.00	2.00%	$1,021.30	2.130%
100.00	0.00%	$1,000.00	0.000%
95.00	-5.00%	$1,000.00	0.000%
90.00	-10.00%	$1,000.00	0.000%
80.00	-20.00%	$1,000.00	0.000%
70.00	-30.00%	$1,000.00	0.000%
60.00	-40.00%	$1,000.00	0.000%
50.00	-50.00%	$1,000.00	0.000%
40.00	-60.00%	$1,000.00	0.000%
30.00	-70.00%	$1,000.00	0.000%
20.00	-80.00%	$1,000.00	0.000%
10.00	-90.00%	$1,000.00	0.000%
0.00	-100.00%	$1,000.00	0.000%

(1)	The hypothetical pre-tax total rate of return is the number, expressed as a percentage, that results from comparing the maturity payment amount per note to the principal amount of $1,000.

Market Linked Notes—Leveraged Upside Participation with Averaging and Principal Return at Maturity

Notes Linked to the Dow Jones Industrial Average® due January 26, 2028

Hypothetical Examples

Example 1. The Index generally appreciates earlier in the term of the notes and depreciates later in the term of the notes, and the maturity payment amount is greater than the principal amount:

Index
Hypothetical starting value:	100.00
Hypothetical average ending value:	105.00
Hypothetical average index return (average ending value – starting value)/starting value:	5.00%

Because the hypothetical average ending value is greater than the hypothetical starting value, the maturity payment amount per note would be equal to:

$1,000 + ($1,000 × average index return × upside participation rate)

= $1,000 + ($1,000 × 5.00% × 106.5%)

=	$1,053.25

On the stated maturity date you would receive $1,053.25 per note.

This example illustrates a scenario in which the averaging feature results in a greater return at maturity than a return based solely on the closing value of the Index on a date near maturity. In this scenario, the closing value of the Index increases early in the term of the notes, remains consistently above the starting value for a significant period of time and then decreases to a value below the average ending value near maturity of the notes. Note that, as Examples 2 and 3 illustrate, there are other scenarios in which the averaging approach would result in a lower return at maturity.

Market Linked Notes—Leveraged Upside Participation with Averaging and Principal Return at Maturity

Notes Linked to the Dow Jones Industrial Average® due January 26, 2028

Example 2. The Index generally depreciates earlier in the term of the notes and appreciates later in the term of the notes, and the maturity payment amount is equal to the principal amount:

Index
Hypothetical starting value:	100.00
Hypothetical average ending value:	95.00
Hypothetical average index return (average ending value – starting value)/starting value:	-5.00%

Because the hypothetical average ending value is less than the hypothetical starting value, the maturity payment amount per note would equal the principal amount.

On the stated maturity date you would receive $1,000.00 per note.

This example illustrates a scenario in which the averaging feature results in no positive return at maturity even though the closing value of the Index on a date near maturity is greater than the starting value. In this scenario, the closing value of the Index decreases early in the term of the notes, remains consistently below the starting value for a significant period of time and then increases later in the term of the notes.

Market Linked Notes—Leveraged Upside Participation with Averaging and Principal Return at Maturity

Notes Linked to the Dow Jones Industrial Average® due January 26, 2028

Example 3. The Index generally appreciates over the term of the notes, and the maturity payment amount is greater than the principal amount:

Index
Hypothetical starting value:	100.00
Hypothetical average ending value:	110.00
Hypothetical average index return (average ending value – starting value)/starting value:	10.00%

Because the hypothetical average ending value is greater than the hypothetical starting value, the maturity payment amount per note would be equal to:

$1,000 + ($1,000 × average index return × upside participation rate)

= $1,000 + ($1,000 × 10.00% × 106.5%)

=	$1,106.50

On the stated maturity date you would receive $1,106.50 per note.

This example illustrates a scenario in which the averaging feature results in a lower return at maturity than a return based solely on the closing value of the Index on a date near maturity. In this scenario, the closing value of the Index steadily increases over the term of the notes, resulting in a closing value near maturity that is greater than the average ending value.

Market Linked Notes—Leveraged Upside Participation with Averaging and Principal Return at Maturity

Notes Linked to the Dow Jones Industrial Average® due January 26, 2028

Example 4. The Index generally depreciates over the term of the notes, and the maturity payment amount is equal to the principal amount:

Index
Hypothetical starting value:	100.00
Hypothetical average ending value:	70.00
Hypothetical average index return (average ending value – starting value)/starting value:	-30.00%

Because the hypothetical average ending value is less than the hypothetical starting value, the maturity payment amount per note would equal the principal amount.

On the stated maturity date you would receive $1,000.00 per note.

This example illustrates that the notes provide for the repayment of the principal amount at maturity even in scenarios in which the average ending value of the Index is significantly less than the starting value (subject to issuer credit risk).

Market Linked Notes—Leveraged Upside Participation with Averaging and Principal Return at Maturity

Notes Linked to the Dow Jones Industrial Average® due January 26, 2028

The Dow Jones Industrial Average®

The Index is a price-weighted index that seeks to measure the performance of 30 U.S. blue-chip companies. The Index covers all industries with the exception of the transportation industry group and the utilities sector. For more information about the Index, see “Indices—The Dow Jones Industrial Average®” in the accompanying underlying supplement.

Historical Information

We obtained the closing levels of the Index in the graph below from Bloomberg Finance L.P., without independent verification.

The following graph sets forth daily closing levels of the Index for the period from January 1, 2015 to January 21, 2025. The closing level on January 21, 2025 was 44,025.81. The historical performance of the Index should not be taken as an indication of the future performance of the Index during the term of the notes.

Market Linked Notes—Leveraged Upside Participation with Averaging and Principal Return at Maturity

Notes Linked to the Dow Jones Industrial Average® due January 26, 2028

United States Federal Income Tax Considerations

This discussion supplements, and to the extent inconsistent with, supersedes, the sections under “Tax Consequences – United States Taxation” in the accompanying prospectus and under “Certain Income Tax Consequences – United States Taxation” in the accompanying prospectus supplement. You should review carefully the section in the accompanying product supplement entitled “United States Federal Tax Considerations.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the notes.

Generally, this discussion assumes that you purchased the notes for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to the Index. You should consult your tax adviser regarding the effect any such circumstances may have on the U.S. federal income tax consequences of your ownership of a note.

We intend to treat the notes for U.S. federal income tax purposes as contingent payment debt instruments, or “CPDIs,” as described in “United States Federal Tax Considerations—U.S. Holders” in the accompanying product supplement. In the opinion of our counsel, which is based on current market conditions, this treatment of the notes is reasonable under current law. Assuming this treatment is respected, regardless of your method of accounting for U.S. federal income tax purposes, you generally will be required to accrue interest income in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, adjusted upward or downward to reflect the difference, if any, between the actual and projected payments on the notes during the year. Upon a taxable disposition of a note, you generally will recognize taxable income or loss equal to the difference between the amount received and your tax basis in the notes. You generally must treat any income realized as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss, the deductibility of which is subject to limitations.

We have determined that the comparable yield for a note is a rate of 4.818% per annum, compounded semi-annually. Based upon our determination of the comparable yield, the “projected payment schedule” per $1,000 principal amount of note consists of a single payment at maturity, equal to $1,153.838. Assuming a semiannual accrual period, the following table sets out the amount of taxable interest income (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a note) that will be deemed to have accrued with respect to a note during each calendar period, based upon our determination of the comparable yield and projected payment schedule.

Accrual Period	Interest Deemed to Accrue During Accrual Period (per note)	Total Interest Deemed to Have Accrued (per note)
January 24, 2025 through December 31, 2025	$45.609	$45.609
January 1, 2026 through December 31, 2026	$50.986	$96.595
January 1, 2027 through December 31, 2027	$53.473	$150.068
January 1, 2028 to January 26, 2028	$3.770	$153.838

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount(s) that we will pay on the notes.

Non-U.S. holders. If you are a non-U.S. holder, please also read the section entitled “United States Federal Tax Considerations—Non-U.S. Holders” in the accompanying product supplement.

As discussed under “United States Federal Tax Considerations—Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to non-U.S. holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an Internal Revenue Service (the “IRS”) notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain determinations made by us, our counsel is of the opinion that Section 871(m) should not apply to the notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Market Linked Notes—Leveraged Upside Participation with Averaging and Principal Return at Maturity

Notes Linked to the Dow Jones Industrial Average® due January 26, 2028

Validity of the Notes

In the opinion of Norton Rose Fulbright Canada LLP, as Canadian counsel to the Bank, the issue and sale of the notes has been duly authorized by all necessary corporate action of the Bank in conformity with the indenture, and when the notes have been duly executed, authenticated and issued in accordance with the indenture and delivered against payment therefor, the notes will be validly issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario or Québec, or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to the following limitations: (i) the enforceability of the indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws of general application affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture is subject to general equitable principles, including the principle that the availability of equitable remedies, such as specific performance and injunction, may only be granted at the discretion of a court of competent jurisdiction; (iii) under applicable limitations statutes generally, including that the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under such applicable limitations statutes; (iv) rights to indemnity and contribution under the notes or the indenture which may be limited by applicable law; and (v) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada and such judgment may be based on a rate of exchange in existence on a day other than the day of payment, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated December 20, 2023, which has been filed as Exhibit 5.3 to the Bank’s Form 6-K filed with the SEC dated December 20, 2023.

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Bank, when the notes offered by this pricing supplement have been issued by the Bank pursuant to the indenture, the trustee has made, in accordance with the indenture, the appropriate notation to the master note evidencing such notes (the “master note”), and such notes have been delivered against payment as contemplated herein, such notes will be valid and binding obligations of the Bank, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or applications giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to (i) the enforceability of any waiver of rights under any usury or stay law or (ii) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as the foregoing opinion involves matters governed by the laws of the Provinces of Ontario and Québec and the federal laws of Canada, you have received, and we understand that you are relying upon, the opinion of Norton Rose Fulbright Canada LLP, Canadian counsel for the Bank, set forth above. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated May 16, 2024, which has been filed as an exhibit to the Bank’s Form 6-K filed with the SEC on May 16, 2024.

Terms Incorporated in the Master Note

All terms of the notes included in this pricing supplement and the relevant terms included in the section entitled “General Terms of The Notes” in the accompanying product supplement, as modified by this pricing supplement, if applicable, are incorporated into the master note.